UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

the Securities Exchange Act of 1934

Date of Report:     NOVEMBER 15, 2006

QUIXOTE CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number   001-08123

DELAWARE	36-2675371
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

35 EAST WACKER DRIVE, CHICAGO, ILLINOIS	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:  (312) 467-6755

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR   240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors.

At their meeting on November 15, 2006, the Board of Directors of Quixote Corporation (the “Registrant”) elected Joseph M. Giglio to the Company’s Board of Directors. The Board of Directors has not elected Mr. Giglio to any committees at this time.

Mr. Giglio is an Executive Professor at Northeastern University’s College of Business Administration and Vice Chairman of the Hudson Institute, a public policy organization in Washington D.C.   Mr. Giglio holds a BA from Rutgers University, an MPA from New York University, an MBA from Columbia University and a PhD from Northeastern University.

Like all non-employee directors, Mr. Giglio will receive an annual director’s fee of $20,000 plus meeting fees of $2,000 for the first day of every meeting, $1,000 for each consecutive meeting day thereafter, and $500 per day for every telephonic meeting plus expenses.  In addition, like all non-employee directors, Mr. Giglio will be granted an option to acquire 5,000 shares of the Company’s common stock on November 17, 2006 pursuant to the Company’s 2001 Non-Employee Director Stock Option Plan (the “Plan”) at an exercise price equal to the Fair Market Value of the stock on the date of grant as set forth in the Plan.  The Company also maintains accidental death and disability insurance coverage in the amount of $500,000 on behalf of each non-employee director, payable to a beneficiary designated by the director.

In the last three years, the Company has contributed immaterial amounts to certain transportation research projects in which Mr. Giglio was a participant.

A copy of the press release is furnished herewith as Exhibit 99 and incorporated herein by reference.

Item 8.01 Other Events

On November 10, 2006, our subsidiary, Quixote Transportation Technologies, Inc., acquired a mobile sensor product line from Control Products, Inc. of Vancouver, Washington.  This product, which is currently used to measure and report road surface temperatures, will be integrated into our Inform Group’s product offerings.  We paid $450,000 in cash plus a four-year earn-out on products sold as the purchase price.  We acquired contracts, inventory, patents and other intellectual property.

Item 9.01               Financial Statements and Exhibits.

The following Exhibit is included herein:

(d)           Exhibits

99            Press Release issued by Quixote Corporation, dated November 16, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUIXOTE CORPORATION

DATE: November 16, 2006	/s/ Leslie J. Jezuit
LESLIE J. JEZUIT
President and Chief Executive Officer